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EXHIBIT 99.1

Weider Nutrition Sells American Body Building Assets

Net Proceeds to Reduce Debt

        SALT LAKE CITY—(BUSINESS WIRE)—July 26, 2002—Weider Nutrition International, Inc. (NYSE:WNI—News) today announced the sale of substantially all assets and associated liabilities relating to its American Body Building™ and Science Foods® brands to American Body Building Products, L.L.C., a wholly owned subsidiary of Optimum Nutrition, Inc., a privately held company headquartered in Illinois. The final sales price will be based on a closing statement of acquired assets and assumed liabilities, and will include approximately $5.65 million cash and the assumption of an approximate $250,000 mortgage on the accompanying beverage facility in South Carolina. The net proceeds from the sale will be used to reduce the company's long-term debt. The company expects the transaction to negatively impact fiscal 2002 pre-tax financial results by approximately $8.7 million to $9.5 million, primarily resulting from impairment of intangible assets.

        Bruce Wood, President and CEO, stated, "As previously announced, we have been concentrating on improving profitability within our business units: Schiff® Specialty Nutrition, Active Nutrition, and Haleko. To meet our goals, we are redirecting marketing resources to our flagship Schiff® and Weider® brands domestically. We see this transaction as a positive step towards fulfilling our long-term strategy."

        Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world and sells a line of sports apparel in Europe. To learn more about Weider, please visit the Web site www.weider.com.

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company's control, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

        Important factors that may affect future results include, but are not limited to: the inability to achieve cost savings and operational efficiencies through reorganization, dependence on individual products, the inability to successfully restructure Haleko and make it profitable, the inability to successfully utilize available cash resulting from suspension of the Company's quarterly dividend, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development and new product introductions into the marketplace, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, and other factors indicated from time to time in the company's SEC reports, copies of which are available upon request from the company's investor relations department or may be obtained at the SEC's website (www.sec.gov).

Contact:

Weider Nutrition International
Joseph W. Baty, 801/975-5186 (Chief Financial Officer)
joeb@weider.com
www.weider.com
    or
 Lippert/Heilshorn & Associates
Lillian Armstrong or Kirsten Chapman
212/838-3777 or 415/433-3777
larmstrong@lhai.com

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  EXHIBIT 99.1